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                                                                    EXHIBIT 23.2

To whom it may concern:


Pascale, Razzino, Alexanderson & Co., PLLC, Certified Public Accountants, hereby consents to the inclusion of the financial statements and our Report of Independent Certified Public Accountants of U.S. Trucking Co. Inc. and Subsidiaries as of and for the years ended December 31, 1999 and 1998.


                       Pascale, Razzino, Alexanderson & Co., PLLC, CPA's